Limited Term Tax-Exempt Bond Fund of America

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$64,709
Class B	$46
Class C	$767
Class F1	$2,895
Class F2	$4,223
Total	$72,640
Class R-6	$3,418
Total	$3,418

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4017
Class B	$0.2913
Class C	$0.2835
Class F1	$0.3904
Class F2	$0.4301
Class R-6	$0.4479

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	162,454
Class B	121
Class C	2,358
Class F1	6,532
Class F2	11,372
Total	182,837
Class R-6	8,259
Total	8,259

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.10
Class B	$16.10
Class C	$16.10
Class F1	$16.10
Class F2	$16.10
Class R-6	$16.10